UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2006

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-31740	51-0405729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(Address of Principal executive offices, including Zip Code)

(702) 804-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously reported in Current Reports on Form 8-K filed by Citadel Broadcasting Corporation (the “Company”) on February 27, 2006 and April 28, 2006, the Company has received letters from an attorney claiming to represent holders of more than $109 million in aggregate principal amount of the Company’s 1.875% Convertible Subordinated Notes due 2011 (the “Notes”), of which $330 million in aggregate principal amount is outstanding. The letters purport to be a notice of default and notice of acceleration, respectively, under the indenture governing the Notes (the “Indenture”). The letters allege that certain transactions and agreements contemplated by the Merger Agreement, dated February 6, 2006, by and among The Walt Disney Company, ABC Chicago FM Radio, Inc., Alphabet Acquisition Corp. and the Company, will or do constitute a “Fundamental Change” under the Indenture.

The Company continues to believe that none of the transactions or agreements contemplated by the Merger Agreement will or do constitute a “Fundamental Change” under the Indenture. Therefore, the Company does not believe that any “Event of Default,” as defined in the Indenture, has occurred or is continuing and does not believe that any holders have a right to declare obligations under the Notes due and payable. The Company has engaged in discussions with certain of the holders of Notes in an attempt to resolve these issues.

On July 17, 2006, the Company filed a complaint against certain of the holders of Notes in the Supreme Court for the State of New York. The complaint seeks a judgment declaring that neither the Merger Agreement nor the related support agreement constitutes a Fundamental Change for purposes of the Indenture.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: July 17, 2006	By:	/s/ Patricia Stratford
		Name:	Patricia Stratford
		Title:	Senior Vice President Finance and Administration